Exhibit 10.6

POWERUS CORPORATION

2026 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

Grant Notice

Powerus Corporation (the “Company”), pursuant to its 2026 Equity Incentive Plan (the “Plan”), hereby grants an Award of restricted stock units (“RSUs”) to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement, consisting of this Grant Notice and the Terms and Conditions on the following pages (the “Agreement”), and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_______________________]

Number of Restricted Stock Units: [_______]	Grant Date: __________, 202_

Vesting Schedule:

Scheduled Vesting Dates	Number of Restricted Stock Units that Vest

If the vesting schedule described above results in the vesting of a fractional Share, such fractional Share shall not be deemed vested pursuant to the vesting schedule and shall be aggregated and the Shares resulting from such aggregation shall vest on the final vesting date; provided that any fractional Shares vested on the final vesting date shall be rounded down to the nearest whole Share.

[Mandatory Sell to Cover Withholding Taxes. You understand that as a condition to acceptance of this Award, to the fullest extent permitted under the Plan, Section 8 of the Terms and Conditions to this Restricted Stock Unit Agreement and applicable law, withholding taxes and other tax related items will be satisfied through the sale of a number of the Shares of Stock issued on the settlement of vested Restricted Stock Units and the remittance of the cash proceeds to the Company. The Company is authorized and directed by you to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld. The mandatory sale of Shares to cover withholding taxes and tax related items is imposed by the Company on you in connection with the receipt of this Award, and it is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to meet the requirements of Rule 10b5-1(c).]

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of RSUs. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) or electronic signature counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. You further acknowledge that the acceptance of this Award is voluntary and not a condition of Service, and that you may decline to accept this Award without adverse consequences to your continued Service relationship with the Company. If you fail to sign or accept this Agreement by ____________, 20__, this Award shall be void and of no further force or effect.

PARTICIPANT	POWERUS CORPORATION

By:
Title:

POWERUS CORPORATION

2026 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Terms and Conditions

1. Grant of Restricted Stock Units. The Company hereby grants to the Participant named in the Grant Notice an Award of RSUs. Each RSU represents the right to receive one Share of the Company’s Stock.

2. Restrictions Applicable to RSUs. Neither this Award nor the RSUs subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than [(i)] a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or (ii) pursuant to a domestic relations order. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The RSUs and your right to receive Shares in settlement of the RSUs under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.

3. No Stockholder Rights. The RSUs subject to this Award do not entitle you to any rights of a holder of the Company’s Stock. You will not have any of the rights of a stockholder of the Company in connection with the grant of RSUs subject to this Agreement unless and until Shares are issued to you upon settlement of the RSUs as provided in Section 6.

4. Vesting of RSUs. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule in the Grant Notice, on which RSUs subject to this Agreement vest as provided in this Section 4. In order for RSUs to vest, you must provide Continuous Service from the Grant Date until the date such vesting occurs.

(a) Scheduled Vesting. If you remain in Continuous Service from the Grant Date, then the RSUs will vest in the amounts and on the Scheduled Vesting Dates specified in the Vesting Schedule.

(b) [Accelerated or Continued Vesting. The vesting of outstanding RSUs will be accelerated or continued under the circumstances provided below:

(1) Death or Disability. If your Service terminates prior to the final Scheduled Vesting Date due to your death or Disability, then [all of the unvested RSUs] [a pro rata portion (based on the number of days during which you were a Service Provider since the most recent Scheduled Vesting Date (or since the Grant Date if there was no previous Scheduled Vesting Date) as a percentage of 365) of the RSUs scheduled to vest as of the next Scheduled Vesting Date] shall vest as of such termination date.

(2) Change in Control. Vesting of the RSUs may be accelerated during the term of this Award under the circumstances described in Sections 12(b) aof the Plan. If a Change in Control occurs while you continue to be a Service Provider and prior to the final Scheduled Vesting Date, the following provisions shall apply:

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(i) If, within 12 months after a Change in Control (A) described in paragraphs (1) or (2) of Section 2(f) of the Plan or (B) that constitutes a Corporate Transaction as defined in paragraph (3) of Section 2(f) of the Plan and in connection with which the surviving or acquiring entity (or its parent entity) has continued, assumed or replaced this Award, you cease to be a Service Provider due either to an involuntary termination for reasons other than Cause or a resignation for Good Reason, then all unvested RSUs shall immediately vest in full. “Good Reason” shall, if you have an agreement covering your employment relationship with the Company or an Affiliate, have the meaning set forth in your employment agreement. If you do not have an employment agreement with the Company, “Good Reason” means the existence of one or more of the following conditions without your written consent, so long as you provided written notice to the Company of the existence of the condition not later than thirty (30) days after the initial existence of the condition, the condition has not been remedied by the Company within thirty (30) days after its receipt of such notice and you terminate your Service no later than ninety (90) days after the condition’s initial occurrence: (i) any material, adverse change in your duties, responsibilities, or authority; (ii) a material reduction in your base salary or bonus opportunity that is not part of a general reduction applicable to employees in the same classification or grade as you; or (iii) a geographical relocation of your principal office location by more than 50 miles.

(ii) If this Award is not continued, assumed or replaced in connection with a Change in Control that constitutes a Corporate Transaction, then all unvested RSUs shall immediately vest in full upon the occurrence of the Change in Control.

(iii) For purposes of this Section 4(b)(3), this Award will be considered assumed or replaced under the circumstances specified in Section 12(b)(1) of the Plan.

5. Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(b), if you cease to be a Service Provider prior to a Scheduled Vesting Date, you will forfeit all unvested RSUs.

6. Settlement of RSUs. After any RSUs vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the March 15 following the calendar year in which the Vesting Date occurs), and after the Company has determined that all other conditions to your receipt of Shares, including satisfaction of withholding tax obligations and compliance with applicable laws, have been satisfied, cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested RSU. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements as provided in Section 16(c) of the Plan, and shall be in complete satisfaction and settlement of such vested RSUs. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. Notwithstanding the foregoing, if the ownership or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, you (or your permitted transferee) shall receive in lieu of Shares cash in an amount equal to the Fair Market Value (as of the date vesting of the RSUs occurs) of the Shares otherwise issuable in settlement of the vested RSUs, net of any amount required to satisfy withholding tax obligations as provided in Section 8. Notwithstanding the foregoing, if so determined by the Committee in its sole discretion, you (or your permitted transferee) shall receive in lieu of Shares cash in an amount equal to the Fair Market Value (as of the date vesting of the RSUs occurs) of the Shares otherwise issuable in settlement of the vested RSUs, net of any amount required to satisfy withholding tax obligations as provided in Section 8.

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7. Dividends and Dividend Equivalents The RSUs do not provide any dividends or dividend equivalents.

8. Tax Consequences and Withholding. No Shares will be delivered to you in settlement of vested RSUs unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You may elect to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the RSUs and that have a fair market value equal to the amount of such withholding tax obligations by notifying the Company of such election prior to the Vesting Date. [If net withholding is the method by which such withholding obligations are satisfied, the Company will not withhold on a fractional Share basis to satisfy any portion of the withholding obligations and, unless the Company determines otherwise, no refund will be made to you for the value of the portion of a Share, if any, withheld in excess of the withholding obligations.]

[Sell-to-Cover:

(a) No Shares will be delivered to you in settlement of vested RSUs unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares (the “Withholding Taxes”). Specifically, pursuant to the Grant Notice and this Section 8, you hereby agree to a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “ FINRA Dealer”) as your agent (the “Agent”) whereby the Agent is irrevocably authorized to sell a portion of the Shares to be issued on a Vesting Date necessary to satisfy the Withholding Taxes and whereby the FINRA Dealer will forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company. If, for any reason, such “same day sale” commitment pursuant to this Section 8 does not result in sufficient proceeds to satisfy the Withholding Taxes or would be prohibited by applicable law at the applicable time, you hereby authorize the Company to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following: (a) withholding from any compensation otherwise payable to you by the Company; (b) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company); or (c) withholding a number of whole Shares having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise.

(b) By accepting this Award, you agree to the following “sell to cover” provisions:

(i) You hereby authorize the Agent to:

(A) Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after each Vesting Date on which Shares are issued to you, only the number (rounded down to the prior whole number) of the Shares issued on the Vesting Date sufficient to generate proceeds to cover (A) the Withholding Taxes resulting exclusively from the issuance of such Shares and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

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(B) Remit any remaining funds to you.

(ii) You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to this Section 8.

(iii) You understand that the Agent may effect sales as provided in this Section 8 in one or more sales and that the average price for executions resulting from bunched orders will be assigned to your account. In addition, you acknowledge that it may not be possible to sell Shares as provided by in this Section 8 due to (A) a legal or contractual restriction applicable to you or the Agent, (B) a market disruption, or (C) rules governing order execution priority on the national exchange where the Stock may be traded. In the event of the Agent’s inability to sell Shares, you will continue to be responsible for the timely payment to the Company of all Withholding Taxes and any other federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in this Section 8.

(iv) You further acknowledge and agree as follows:

(A) You represent that you have reviewed with your own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement and that you are relying solely on such advisors and not on any statements or representations of the Company, the FINRA Dealer or any of their respective agents.

(B) The instruction to the Agent to sell in connection with this Section 8 is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and is to be interpreted to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act.

(C) You are not aware of any material, nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

(D) You hereby appoint the Company has your attorney-in-fact to instruct the Agent with respect to the number of Shares to be sold under the sell-to-cover contemplated in this Section 8.]2

9. Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to [the party designated by the Company] // [the attention of its [__________], at its office at [_________________], [email address]], and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company’s records as your most recent mailing or email address.

10. Additional Provisions.

(a) No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time without regard to the effect it may have upon you under this Agreement.

2 Alternative Section 8 for mandatory sell-to-cover.

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(b) Governing Plan Document. This Agreement and this Award are subject to all the provisions of the Plan, which is incorporated herein by reference, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern, except as expressly overridden or amended in this Agreement.

(c) Governing Law. This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Nevada without giving effect to the choice of law principles thereof. You further consent to personal jurisdiction and venue in both such courts and to service of process by United States Mail or express courier service in any such action.]

(d) Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e) Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(f) Section 409A of the Code. The payments and benefits provided pursuant to this Agreement are intended to be exempt from Section 409A under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4), and to the maximum extent permitted this Agreement will be interpreted and administered in accordance with this intent. If any amount is payable under this Agreement upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as you have experienced a Separation from Service. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A.

(g) Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and may request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) or electronic system established and maintained by the Company or the Company’s third-party stock plan administrator.

(h) Forfeiture and Compensation Recovery Policy.

(i) Forfeiture of Award. Notwithstanding anything to the contrary in this Agreement, if you cease to be Service Provider because your Continuous Service is terminated for Cause, then (i) you shall immediately forfeit this Award and any right to receive Shares that have not yet been issued pursuant to Section 6, and (ii) with respect to Shares that have been issued pursuant to this Award, either (A) you shall return such Shares to the Company, or (B) you shall pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the respective Vesting Dates of the underlying RSUs.

(ii) Compensation Recovery Policy. In addition to the forfeiture provisions set forth in this Agreement, this Award, the RSUs, cash or stock issued in settlement under this Award, and any other compensation associated therewith is subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or any Committee thereof any time, or as otherwise required by law or stock exchange. This Agreement will be automatically amended to comply with any such compensation recovery policy.

By signing the Grant Notice of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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